Exhibiut 2.1

SHARE PURCHASE AGREEMENT
AND SHARE EXCHANGE

by and among

Indestructible I, Inc.,
a Delaware corporation

and

Patrick Day,
the majority shareholder of Indestructible I, Inc.

and

Dynamic Bhorizon Limited,
a Cayman Islands corporation

and

the Shareholders of
Dynamic Bhorizon Limited

Dated as of March 25, 2010

SHARE PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS SHARE PURCHASE AGREEMENT AND SHARE EXCHANGE (hereinafter referred to as this “Agreement”) is entered into as of this 25th day of March, 2010, by and between Indestructible I, Inc., a Delaware corporation (hereinafter referred to as “Indestructible”), Patrick Day, an individual residing at 50 West Broadway, 10th Fl, Salt Lake City, Utah 84101 and the majority shareholder of Indestructible, Dynamic Bhorizon Limited, a Cayman Islands company (hereinafter referred to as “DBL”) and the shareholders of DBL (the “DBL Shareholders”), upon the following premises:

Premises

WHEREAS, Indestructible is a publicly traded corporation on the Over-The-Counter Bulletin Board (the “OTCBB”);

WHEREAS, Indestructible agrees to acquire up to 100% of the issued and outstanding shares of DBL from the DBL Shareholders in exchange for the issuance of certain shares of Indestructible (the “Exchange”) and the DBL Shareholders agree to exchange their shares of DBL on the terms described herein. On the Closing Date (as defined in Section 4.05), DBL will become a wholly-owned subsidiary of Indestructible;

WHEREAS, the boards of directors of Indestructible and DBL have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DBL

As an inducement to, and to obtain the reliance of Indestructible, except as set forth in the DBL Schedules (as hereinafter defined), DBL represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01   Incorporation.DBL is a company duly incorporated, validly existing, and in good standing under the laws of Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the DBL Schedules are complete and correct copies of the memorandum of association and articles of association of DBL as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of DBL’s memorandum of association or articles of association.  DBL has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  DBL has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Each member of DBL is organized under the laws of the jurisdiction set forth in Schedule 1.03 hereto, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of DBL to be conducted.  Each member of DBL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the Transactions contemplated under this Agreement.  No member of DBL is in violation of any of the provisions of their respective charter documents.  The corporate records of each member of DBL contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of its registered capital, since the time of their respective organization, and such corporate records have been heretofore delivered to Indestructible.  The ownership records of each DBL member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of their respective organization, and such ownership records have been heretofore been delivered to Indestructible.  No member of DBL is required to qualify to do business as a foreign corporation in any other jurisdiction.

Section 1.02   Authorized Shares.The number of shares which DBL is authorized to issue consists of 50,000 shares of a single class, par value of US $ 1 per share.  There are 50,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03   Subsidiaries and Predecessor Corporations.  Except as set forth in the DBL Schedule 1.03, DBL does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “DBL” also includes those subsidiaries set forth on the DBL Schedules.

Section 1.04   Financial Statements.

(a)   Included in the DBL Schedule 1.04 are (i) the audited balance sheets of DBL as of June 30, 2009 and June 30, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended June 30, 2009 and June 30, 2008 together with the notes to such statements and the opinion of Friedman LLP, independent certified public accountants, and (ii) the unaudited financial statements for the quarter ended December 31, 2009.

(b)   All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The DBL balance sheets are true and accurate and present fairly as of their respective dates the financial condition of DBL.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, DBL had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of DBL, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)   DBL has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and DBL has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d)   The books and records, financial and otherwise, of DBL are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(e)   All of DBL’s assets are reflected on its financial statements, and, except as set forth in the DBL Schedules or the financial statements of DBL or the notes thereto, DBL has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05   Information

.  The information concerning DBL set forth in this Agreement and in the DBL Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, DBL has fully disclosed in writing to Indestructible (through this Agreement or the DBL Schedules) all information relating to matters involving DBL or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of DBL or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on DBL, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06   Options or Warrants Except as set forth in the DBL Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of DBL.

Section 1.07   Absence of Certain Changes or Events Since June 30, 2009:

(a)   There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of DBL;

(b)   DBL has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)   DBL has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08   Litigation and Proceedings Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of DBL after reasonable investigation, threatened by or against DBL or affecting DBL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  DBL does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09   Contracts.

(a)   All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  DBL is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the DBL Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least one hundred thousand dollars ($250,000);

(b)   All contracts, agreements, franchises, license agreements, and other commitments to which DBL is a party or by which its properties are bound and which are material to the operations of DBL taken as a whole are valid and enforceable by DBL in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)   Except as included or described in the DBL Schedule 1.09 or reflected in the most recent DBL balance sheet, DBL is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DBL.

Section 1.10   No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which DBL is a party or to which any of its assets, properties or operations are subject.

Section 1.11   Compliance With Laws and Regulations. To the best of its knowledge, DBL has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DBL or except to the extent that noncompliance would not result in the occurrence of any material liability for DBL.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12   Approval of Agreement. The Board of Directors of DBL has authorized the execution and delivery of this Agreement by DBL and has approved this Agreement and the transactions contemplated hereby, and will recommend to the DBL Shareholders that the Exchange be accepted.

Section 1.13   DBL Schedules. DBL has delivered to Indestructible the following schedules, which are collectively referred to as the “DBL Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of DBL as complete, true, and correct as of the date of this Agreement in all material respects:

(a)   a schedule containing complete and correct copies of the memorandum of association and articles of association of DBL in effect as of the date of this Agreement;

(b)   a schedule containing the financial statements of DBL identified in paragraph 1.04(a);

(c)   a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of DBL since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d)   a schedule of any exceptions to the representations made herein; and

(e)   a schedule containing the other information requested above.

DBL shall cause the DBL Schedules and the instruments and data delivered to Indestructible hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14   Valid Obligation.  This Agreement and all agreements and other documents executed by DBL in connection herewith constitute the valid and binding obligation of DBL, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15   PRC Laws and Regulations. To the best of their knowledge, DBL and its subsidiary are in compliance with PRC laws and regulations governing food safety and hygiene. All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of DBL’s subsidiary doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF INDESTRUCTIBLE

As an inducement to, and to obtain the reliance of DBL and the DBL Shareholders, except as set forth in the Indestructible Schedules (as hereinafter defined), Indestructible represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01   Organization.  Indestructible is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Indestructible Schedules are complete and correct copies of the certificate of incorporation and articles of association of Indestructible (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Indestructible’s certificate of incorporation or Articles.  Indestructible has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Indestructible has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02   Capitalization

.

(a)    Indestructible’s authorized capitalization consists of (a) 200,000,000 shares of common stock, par value $0.001 per share, of which 16,700,000 shares are issued and outstanding, and (b) 50,000,000 shares of preferred shares, par value $0.001 per share, none of which are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Indestructible’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Indestructible common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of Indestructible preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding Indestructible common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)    There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Indestructible, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Indestructible is a party or by which it is bound obligating Indestructible to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Indestructible or obligating Indestructible to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Indestructible common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Indestructible is a party or by which it is bound with respect to any equity security of any class of Indestructible, and there are no agreements to which Indestructible is a party, or which Indestructible has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03   Subsidiaries and Predecessor Corporations.  Indestructible does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04   Financial Statements.

(a)   Included in the Indestructible Schedules are (i) the audited balance sheets of Indestructible as of December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2009 together with the notes to such statements and the opinion of Gately & Associates, LLC, independent certified public accountants, with respect thereto;

(b)   All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Indestructible balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Indestructible.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Indestructible had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Indestructible, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)   Indestructible has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)   Indestructible has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)   The books and records, financial and otherwise, of Indestructible are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)   All of Indestructible’s assets are reflected on its financial statements, and, except as set forth in the Indestructible Schedules or the financial statements of Indestructible or the notes thereto, Indestructible has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05   Information.  The information concerning Indestructible set forth in this Agreement and the Indestructible Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Indestructible has fully disclosed in writing to DBL (through this Agreement or the Indestructible Schedules) all information relating to matters involving Indestructible or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Indestructible or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Indestructible, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06   Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Indestructible.

Section 2.07   Absence of Certain Changes or Events.  Since the date of the most recent Indestructible balance sheet:

(a)   there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Indestructible or (ii) any damage, destruction or loss to Indestructible (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Indestructible;

(b)   Indestructible has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Indestructible; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)   Indestructible has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Indestructible balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Indestructible; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)   to its knowledge, Indestructible has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Indestructible.

Section 2.08   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Indestructible after reasonable investigation, threatened by or against Indestructible or affecting Indestructible or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Indestructible Schedule 2.08.  Indestructible has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09   Contracts.

(a    Indestructible is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)   Indestructible is not a party to or bound by, and the properties of Indestructible are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)   Indestructible is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Indestructible.

Section 2.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Indestructible is a party or to which any of its assets, properties or operations are subject.

Section 2.11   Compliance With Laws and Regulations.  To the best of its knowledge, Indestructible has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12   Approval of Agreement.  The Board of Directors of Indestructible has authorized the execution and delivery of this Agreement by Indestructible and has approved this Agreement and the transactions contemplated hereby.

Section 2.13   Material Transactions or Affiliations.  Except as disclosed herein and in the Indestructible Schedules, there exists no contract, agreement or arrangement between Indestructible and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Indestructible to own beneficially, 5% or more of the issued and outstanding common shares of Indestructible and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Indestructible has, or has had since inception of Indestructible, any known interest, direct or indirect, in any such transaction with Indestructible which was material to the business of Indestructible.  Indestructible has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14   Indestructible Schedules.  Indestructible has delivered to DBL the following schedules, which are collectively referred to as the “Indestructible Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Indestructible to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)   a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Indestructible as in effect as of the date of this Agreement;

(b)   a schedule containing the financial statements of Indestructible identified in paragraph 2.04(a) and (b);

(c)   a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Indestructible since December 31, 2009, required to be provided pursuant to section 2.07 hereof; and

(d)   a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Indestructible Schedules by Sections 2.01 through 2.13.

Indestructible shall cause the Indestructible Schedules and the instruments and data delivered to DBL hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15   Bank Accounts; Power of Attorney.  Set forth in the Indestructible Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Indestructible within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Indestructible, (b) all safe deposit boxes and other similar custodial arrangements maintained by Indestructible within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Indestructible or who are otherwise authorized to act on behalf of Indestructible with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16   Valid Obligation.  This Agreement and all agreements and other documents executed by Indestructible in connection herewith constitute the valid and binding obligation of Indestructible, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17   SEC Filings; Financial Statements.

(a)    Indestructible has made available to DBL a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Indestructible with the SEC for the 36 months prior to the date of this Agreement (the “Indestructible SEC Reports”), which, to Indestructible’s knowledge, are all the forms, reports and documents filed by Indestructible with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Indestructible’s knowledge, the Indestructible SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Indestructible SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each set of financial statements (including, in each case, any related notes thereto) contained in the Indestructible SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Indestructible at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Indestructible taken as a whole.

Section 2.18   Exchange Act Compliance.  Indestructible is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Indestructible is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Indestructible.

Section 2.19   Title to Property.  Indestructible does not own or lease any real property or personal property.  There are no options or other contracts under which Indestructible has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20   Intellectual Property.  Indestructible does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE DBL SHAREHOLDERS

The DBL Shareholders hereby represents and warrants, severally and solely, to Indestructible as follows.

Section 3.01   Good Title.  Each of the DBL Shareholders is the record and beneficial owner, and has good title to his DBL common shares, with the right and authority to sell and deliver such DBL common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Indestructible as the new owner of such DBL common shares in the share register of DBL, Indestructible will receive good title to such DBL common shares, free and clear of all Liens.

Section 3.02   Power and Authority. Each of the DBL Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the DBL Shareholders, enforceable against the DBL Shareholders in accordance with the terms hereof.

Section 3.03   No Conflicts.  The execution and delivery of this Agreement by the DBL Shareholders and the performance by the DBL Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the DBL Shareholders and (c) will not violate or breach any contractual obligation to which the DBL Shareholders are a party.

Section 3.04   Finder’s Fee.  Each of the DBL Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05   Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the DBL Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the DBL Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06   Acquisition of Exchange Shares for Investment.

(a)   Each DBL Shareholder is acquiring the Exchange Shares for investment for DBL Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each DBL Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each DBL Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)   Each DBL Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Indestructible and its securities.

(c)   Each DBL Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such DBL Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)   Each DBL Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such DBL Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such DBL Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Indestructible prior to Closing as may be requested by Indestructible to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such DBL Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)   Each DBL Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)   Each DBL Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Indestructible and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such DBL Shareholder under Regulation D has been furnished to such DBL Shareholder by Indestructible.  To the full satisfaction of each DBL Shareholder, he has been furnished all materials that he has requested relating to Indestructible and the issuance of the Exchange Shares hereunder, and each DBL Shareholder has been afforded the opportunity to ask questions of Indestructible’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the DBL Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Indestructible set forth in this Agreement, on which each of the DBL Shareholders have relied in making an exchange of his shares DBL for the Exchange Shares.

(g)   Each DBL Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each DBL Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Indestructible’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)    The DBL Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the DBL Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the DBL Shareholders consents to Indestructible making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01   The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the DBL Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of DBL set forth on the DBL Schedules attached hereto, constituting all of the shares of DBL held by such shareholder; the objective of such Exchange being the acquisition by Indestructible of not less than 100% of the issued and outstanding shares of DBL.  In exchange for the transfer of such securities by the DBL Shareholders, Indestructible shall issue to the DBL Shareholders, his affiliates or assigns, a total of 15,830,000 shares pursuant to Table 1 attached hereto, representing 93.12% of the total common shares of Indestructible, for all of the outstanding shares of DBL held by the DBL Shareholders (the “Exchange Shares”). At the Closing Date, each of the DBL Shareholders shall, on surrender of his certificate or certificates representing his DBL shares to Indestructible or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of DBL shall be held by Indestructible. Upon consummation of the transaction contemplated herein there shall be 17,000,000 Indestructible common shares issued and outstanding.

Section 4.02   Cancellation of Certain Shares of Indestructible Common Stock.  Prior to the Closing Date, Patrick Day, the majority shareholder of Indestructible, will cancel a total number of 12,000,000 Indestructible common shares.

Section 4.03   Additional Consideration.  On the Closing Date, in addition to the share exchange as contemplated by Sections 4.01 and 4.02, DBL shall pay $325,000 (the “Additional Consideration”) to the Indestructible Shareholders.  Of such amount, $50,000 has previously been forwarded to Anslow & Jaclin, LLP as an escrow deposit.  Upon execution of this Agreement, DBL shall pay the remainder of the Additional Consideration or $275,000 to Indestructible on the Closing Date.

Section 4.04   Satisfaction of Present Liabilities of Indestructible.  At or prior to the Closing Date, the liabilities and obligations of Indestructible as set forth on Schedule 4.04 shall be satisfied by Indestructible (Indestructible is entitled to use all or a portion of the proceeds from this Agreement to satisfy these obligations).  The present officers and directors of Indestructible shall be released from any and all other liabilities related thereto.

Section 4.05   Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur following the payment of the outstanding liabilities of Indestructible, which may be paid from the proceeds at Closing, and upon the exchange of the shares of Indestructible and DBL as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.06   Closing Events.  At the Closing, Indestructible, DBL and the DBL Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07   Termination.  This Agreement may be terminated by the Board of Directors of DBL or Indestructible only in the event that Indestructible or DBL does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V

SPECIAL COVENANTS

Section 5.01   Access to Properties and Records.  Indestructible and  DBL will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Indestructible or DBL , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Indestructible or DBL, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02   Delivery of Books and Records.  At the Closing, Indestructible shall deliver to DBL, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Indestructible which is now in the possession of Indestructible or its representatives.

Section 5.03   Third Party Consents and Certificates.  Indestructible and DBL agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04   Designation of Directors.  After the Closing Date, Patrick Day shall resign as the sole director of Indestructible and Mr.Xiaodong Zhu shall be appointed to the Board of Directors of Indestructible.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 5.05   Designation of Officers.  After the Closing Date, Patrick Day and Richard M. Day, Jr. shall resign from all their officer positions of Indestructible and the persons as set forth below shall be appointed as Officers of Indestructible:

Name	Position
Xiaodong Zhu	President and Chief Executive Officer
Xicai Su	Chief Operating Officer
Di Wu	Chief Development Officer

Section 5.06   Indemnification.

(a)   DBL hereby agrees to indemnify Indestructible and each of the officers, agents and directors of Indestructible as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)   The DBL Shareholders agrees to indemnify Indestructible and each of the officers, agents and directors of Indestructible as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)   Indestructible hereby agrees to indemnify DBL and each of the officers, agents, and directors of DBL and the DBL Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06   The Acquisition of Indestructible Common Shares.  Indestructible and DBL understand and agree that the consummation of this Agreement including the issuance of the Indestructible common shares to the DBL Shareholders in exchange for the DBL Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Indestructible and DBL agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)   In connection with the transaction contemplated by this Agreement, Indestructible and DBL shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of DBL reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)   In order to more fully document reliance on the exemptions as provided herein, DBL, the DBL Shareholders, and Indestructible shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as DBL or Indestructible and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)   The DBL Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07   Sales of Securities Under Rule 144, If Applicable.

(a)   Indestructible will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)   Upon being informed in writing by any person holding restricted stock of Indestructible that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Indestructible will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)   If any certificate representing any such restricted stock is presented to Indestructible’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Indestructible will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10   Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Indestructible prior to the Exchange, DBL has indicated it will not enter into this Agreement unless Indestructible has arranged for the payment and discharge of all of Indestructible’s liabilities, including all of Indestructible’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Indestructible has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.11   Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of DBL, after the Closing Date, Patrick Day shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Indestructible occurring, reported or filed prior to the Closing, as may be necessary or required by Indestructible for the preparation of the reports that Indestructible is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF INDESTRUCTIBLE

The obligations of Indestructible under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by DBL and DBL Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  DBL shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DBL prior to or at the Closing.  Indestructible shall be furnished with a certificate, signed by a duly authorized executive officer of DBL and dated the Closing Date, to the foregoing effect.

Section 6.02   Officer’s Certificate.  Indestructible shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DBL to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of DBL threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the DBL Schedules, by or against DBL, which might result in any material adverse change in any of the assets, properties, business, or operations of DBL.

Section 6.03   Approval by DBL Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of DBL, unless a lesser number is agreed to by Indestructible.

Section 6.04   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of DBL after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06   Other Items. Indestructible shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Indestructible may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF DBL

AND THE DBL SHAREHOLDERS

The obligations of DBL and the DBL Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Indestructible in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Indestructible shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Indestructible.

Section 7.02   Closing Certificate.  DBL shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Indestructible, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Indestructible threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Indestructible Schedules, by or against Indestructible, which might result in any material adverse change in any of the assets, properties or operations of Indestructible.

Section 7.03   Officer’s Certificate. DBL shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Indestructible, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of Indestructible contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

Section 7.04   Legal Opinion. DBL shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Indestructible, covering such matters as it relates to this Agreement and the issuance of the Indestructible common shares and other matters reasonably requested by DBL.

Section 7.05   Good Standing.  DBL shall have received a certificate of good standing from the Delaware Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Indestructible is in good standing as a company in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Indestructible after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.08   Other Items.  DBL shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as DBL may reasonably request.

ARTICLE VIII

MISCELLANEOUS

Section 8.01   Brokers.  Indestructible and DBL agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Indestructible and DBL each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02   Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03   Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to DBL, to:	Xiaodong Zhu Scotia Centre, 4th Floor, P. O. Box 2804, George Town Grand Cayman, KY1-1112 Cayman Islands

With copies to:	Joseph M. Lucosky, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726

If to Indestructible, to:	Patrick Day 50 West Broadway, 10th Fl. Salt Lake City, Utah 84101

With copies to:	Joseph M. Lucosky, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04   Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06   Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07   Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08   Third Party Beneficiaries.  This contract is strictly between Indestructible and DBL, and, except as specifically provided, no director, officer, stockholder (other than the DBL Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Indestructible and DBL will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

INDESTRUCTIBLE I, INC.
By:	/s/ Patrick Day
Name: Patrick Day
Title: Chief Executive Officer

Indestructible Shareholder:
By:	/s/ Patrick Day
Patrick Day

DYNAMIC BHORIZON LIMITED
By:	/s/ Xiaodong Zhu
Name: Xiaodong Zhu
Title: Executive Director

Approved and Accepted by the DBL Shareholders:

Name	Signature

Super Deal International Limited Name: Xiaodong Zhu, Executed Director	/s/ Xiaodong Zhu

Weihua Zhao	/s/ Weihua Zhao
Liang Tong	/s/ Liang Tong
Fanbao Guo	/s/ Fanbao Guo
Zhe Sun	/s/ Zhe Sun
Wangyang Song	/s/ Wangyang Song
Qinghua Shao	/s/ Qinghua Shao
Jiafu lin	/s/ Jiafu lin
Fuyong Chen	/s/ Fuyong Chen
Hong Peng	/s/ Hong Peng
Yang Lu	/s/ Yang Lu
Ying Zhang	/s/ Ying Zhang
Zuquan Wei	/s/ Zuquan Wei
Anzheng He	/s/ Anzheng He
Bing Dai	/s/ Bing Dai
Tianbiao Yang	/s/ Tianbiao Yang

Hai Huang	/s/ Hai Huang
Jun Wei	/s/ Jun Wei
Xuedong Song	/s/ Xuedong Song
Jianguo Liu	/s/ Jianguo Liu
Pei Zhao	/s/ Pei Zhao
Shunhao Yang	/s/ Shunhao Yang
Jinghai Han	/s/ Jinghai Han
Yingzhi Li	/s/ Yingzhi Li
Jian Wang	/s/ Jian Wang
Huiying Yin	/s/ Huiying Yin
Hongbo Shao	/s/ Hongbo Shao
Yanjin Yang	/s/ Yanjin Yang
Jianhua Yao	/s/ Jianhua Yao
Zhonghui Cheng	/s/ Zhonghui Cheng
Jiang Zhu	/s/ Jiang Zhu
Xingang Wang	/s/ Xingang Wang
Yafang Xu	/s/ Yafang Xu

Yanran Bian	/s/ Yanran Bian
Jinyue Wang	/s/ Jinyue Wang
Fei Ding	/s/ Fei Ding
Yi Lin	/s/ Yi Lin
Tingting Yu	/s/ Tingting Yu
Xiangzhi Zhang	/s/ Xiangzhi Zhang
Yi Tang	/s/ Yi Tang
Lingling Zhang	/s/ Lingling Zhang
Liyu Dong	/s/ Liyu Dong
Binqi Su	/s/ Binqi Su
Xiuying Li	/s/ Xiuying Li
Yuxing Liu	/s/ Yuxing Liu
Yunfeng Jiang	/s/ Yunfeng Jiang
You Zhai	/s/ You Zhai
Yi Yang	/s/ Yi Yang
Ning Wang	/s/ Ning Wang
Hairong Wang	/s/ Hairong Wang
Chungang Xia	/s/ Chungang Xia
Shimin Cai	/s/ Shimin Cai
Jingle Sun	/s/ Jingle Sun

Table 1:                      Exchange Shares to be Issued

Name	Number of shares
Super Deal International Limited.	7,163,000
Weihua Zhao	1,500,000
Liang Tong	288,000
Fanbao Guo	500,000
Zhe Sun	500,000
Wangyang Song	200,000
Qinghua Shao	30,000
Jiafu Lin	10,000
Fuyong Chen	20,000
Hong Peng	40,000
Yang Lu	5,000
Ying Zhang	5,000
Zuquan Wei	10,000
Anzheng He	90,000
Bing Dai	40,000
Tianbiao Yang	200,000
Hai Huang	30,000
Jun Wei	10,000
Xuedong Song	100,000
Jianguo Liu	10,000
Pei Zhao	50,000
Shunhao Yang	40,000
Jinghai Han	150,000
Yingzhi Li	100,000
Jian Wang	30,000
Huiying Yin	40,000
Hongbo Shao	30,000
Yanjin Yang	100,000
Jianhua Yao	40,000
Zhonghui Cheng	70,000
Jiang Zhu	50,000
Xingang Wang	100,000

Yafang Xu	50,000
Yanran Bian	50,000
Jinyue Wang	5,000
Fei Ding	10,000
Yi Lin	5,000
Tingting Yu	10,000
Xiangzhi Zhang	10,000
Yi Tang	200,000
Lingling Zhang	10,000
Liyu Dong	10,000
Binqi Su	10,000
Xiuying Li	3,000
Yuxing Liu	5,000
Yunfeng Jiang	10,000
You Zhai	30,000
Yi Yang	7,000
Ning Wang	30,000
Hairong Wang	4,000
Chungang Xia	50,000
Shimin Cai	2,950,000
Jingle Sun	820,000
Total	15,830,000

DYNAMIC BHORIZON LIMITED (“DBL”)
Share Exchange Agreement
DBL Schedules
March 25, 2010
Section 1.03
Subsidiaries
DBL owns 100% of the issued and outstanding capital stock of Sichuan Xintai Pharmaceutical Co., Ltd. (“Xintai”), which was incorporated as a limited liability company on November 25, 1999 under the laws of China. On January 11, 2010, Sichuan Provincial Government approved DBL to acquire 100% shares of Xintai. On January 21, 2010, Sichuang Administration for Industry and Commerce issued the new business license of Xintai. With foregoing approval and license, Xintai has transformed from a domestic company to a wholly foreign owned enterprise (“WFOE”).

Section 1.04
Financial Statements
Audited financial statements for the years ending June 30, 2009 and June 30, 2008 and the unaudited financial statements for the quarter ended December 31, 2009 are attached.

Section 1.06
Options and Warrants
None.

Section 1.07
Absence of Certain Changes or Events
None.

Section 1.08
Litigation and Proceedings
None.

Section 1.09
Contracts
Xintai has employment agreements with its current directors and officers Xicai Su, Di Wu and Xiaodong Zhu.

INDESTRUCTIBLE I, INC. (“Indestructible”)
Share Exchange Agreement
Indestructible Schedules
March 25, 2010

Section 2.04 Financial Statements
See SEC filings.
Section 2.07 Absence of Certain Changes or Events
None.
Section 2.08 Litigation and Proceedings
None.
Section 2.09 Contracts
None.